Exhibit 10.9

MEMORANDUM OF UNDERSTANDING

The January 6, 2014 Report of Examination (Report) of Macon Bank, Inc., Franklin, North Carolina (Bank) continues to reflect less than satisfactory conditions which, if not corrected, could worsen into a more severe situation. Thus, a program of corrective action is warranted as outlined in this Memorandum of Understanding (Memorandum). This Memorandum is an agreement between the Board of Directors of Macon Bank, Inc., (Board), the Regional Director of the FDIC’s Atlanta Regional Office, and the North Carolina Commissioner of Banks (collectively referred to as “Supervisory Authorities”) whereby the Bank, through its management and Board, agrees to act in good faith to comply with the requirements of the Memorandum. Unless otherwise specified, all time periods start with the effective date of this Memorandum. The program of corrective action is as follows:

1. During the life of this Memorandum, the Board shall maintain the established Board committee, consisting of at least five members, responsible for oversight of the Bank’s compliance with this Memorandum. At least three of the members of such committee shall be directors not employed in any capacity by the Bank other than as a director. Maintenance of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this Memorandum.

2. During the life of this Memorandum, the Bank shall maintain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities. The Bank shall notify the Supervisory Authorities, in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers.

3. (a) During the life of this Memorandum, the Bank shall maintain a Tier 1 Leverage Capital ratio of at least 8.0 percent and a Total Risk-Based Capital ratio of at least 11.0 percent as defined in 12 CFR §325. The level of Tier 1 Capital to be maintained pursuant to this paragraph shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and visitations.

    (b) During the life of this Memorandum, the Bank shall continue to operate in accordance with its approved capital plan. Subsequent revisions to the capital plan shall be provided to the Supervisory Authorities for review and comment prior to implementation.

4. (a) During the life of this Memorandum, the Bank shall continue to submit written plans to reduce the remaining assets classified “Substandard” in the Report or any future regulatory examination report. The plan shall address each asset so classified with a balance of $350,000 or greater.

(b) For purposes of the plan, the reduction of adversely classified assets as of the Report shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s ALLL and may be accomplished by:

(i) Charge-off;

(ii) Collection;

(iii) Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the State; and/or

(iv) Increase in the Bank’s Tier 1 Capital.

5. Within 10 days from the effective date of this Memorandum, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” in the Report that have not been previously collected or charged-off. Elimination of any of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

6. Within 60 days from the Effective Date, the Bank shall perform appropriate stress tests and sensitivity analysis with respect to the construction, development, and other land loan concentration of credit listed on the Concentrations page of the Report. The tests and analysis should incorporate applicable guidance set forth in Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, FIL-104-2006 (Dec. 12, 2006).

7. During the life of the Memorandum, the Bank shall notify the Supervisory Authorities at least 60 days prior to undertaking asset growth that exceeds 10 percent or more per annum or initiating material changes in asset or liability composition. In no event shall asset growth result in noncompliance with the capital maintenance provisions of this Memorandum unless the Bank receives prior written approval from the Supervisory Authorities.

8. (a) During the life of the Memorandum, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss”, “Doubtful”, or “Substandard” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.

    (b) The preceding limitations on additional credit shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extension of any additional credit pursuant to this paragraph, either in the form of an extension or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing that:

(i) The failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, including an explanatory statement of why it would be detrimental to the Bank’s best interests.

(ii) The signed certification shall be made a part of the meeting minutes of the Board or its designated committee and shall be retained in the borrower’s credit file.

9. (a) During the life of this Memorandum, the Bank shall continue to submit to the Supervisory Authorities an acceptable written business/strategic plan covering the overall operation of the Bank.

    (b) The Board shall approve the business/strategic plan, which approval shall be recorded in the Board meeting minutes.

    (c) The Bank shall develop a written plan and comprehensive budget and submit to the Supervisory Authorities for review and comment by December 15 of each year. The plan and budget required by this Memorandum shall be acceptable to the Supervisory Authorities.

10. During the life of this Memorandum, the Bank shall not declare or pay dividends, bonuses, or make any other form of payment outside the ordinary course of business resulting in a reduction of capital, without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received at least 30 days prior to the proposed dividend or bonus payment declaration date and shall contain, but not be limited to, an analysis of the impact such dividend or bonus payment would have on the Bank’s capital, income, and/or liquidity positions.

11. Within 90 days from the effective date of this Memorandum, the Bank will eliminate and/or correct all violations of laws, regulations, and/or contraventions of statements of policy in the Report and shall adopt and implement appropriate procedures to ensure future compliance with all such applicable federal and state laws, regulations, and/or statements of policy.

12. Throughout the effective life of this Memorandum, the Bank shall not accept, renew, or rollover any brokered deposit, as defined in 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b) which governs the solicitation and acceptance of brokered deposits by insured depository institutions. The Bank shall comply with the restrictions on the effective yields on deposits as described in 12 C.F.R. § 337.6.

13. Progress reports shall be furnished to the Supervisory Authorities within 30 days following each calendar quarter. The progress report must detail steps taken to address each provision. The Board shall review all reports prior to submission and note this consideration in the minutes.

4/21/14
Effective Date

/s/ Michael J. Dean	/s/ Rowe Campbell
Michael J. Dean	Rowe Campbell
Acting Regional Director	Chief Deputy Commissioner of Banks
FDIC Atlanta Region	NC Office of the Commissioner of Banks

We the undersigned directors of Macon Bank, Inc., Franklin, North Carolina, acknowledge receipt and agree to the terms of this Memorandum.

/s/ Ronald D. Beale
Ronald D. Beale

/s/ Louis E. Buck, Ph.D.
Louis E. Buck, Ph.D.

/s/ Adam W. Burrell, M.D.
Adam W. Burrell, M.D.

/s/ Charles M. Edwards
Charles M. Edwards

/s/ James M. Garner
James M. Garner

/s/ Stanley M. Jeffress
Stanley M. Jeffress

/s/ Fred H. Jones
Fred H. Jones

/s/ Beverly D. Mason
Beverly D. Mason

/s/ Roger D. Plemens
Roger D. Plemens